Exhibit 2

================================================================================

                            ASSET PURCHASE AGREEMENT

                                  by and among

                        HEALTH MANAGEMENT SYSTEMS, INC.,


                              CDR ASSOCIATES, INC.,


                             CDR ASSOCIATES, L.L.C.,


                              JOSEPH H. CZAJKOWSKI,


                                       and

                               JEFFREY R. DONNELLY










                            Dated as of July 31, 2001



================================================================================

                                TABLE OF CONTENTS

                                                                                                     PAGE
I.       TRANSFERS AND ANCILLARY AGREEMENTS.............................................................1

         Section 1.01.         Transfer of Assets.......................................................1

         Section 1.02.         Instruments of Conveyance and Transfer...................................4

         Section 1.03.         Nonassignable Contracts..................................................5

         Section 1.04.         Possession and Control...................................................5

         Section 1.05.         Ancillary Agreements.....................................................5

II.      CLOSING, CONSIDERATION, ASSUMPTION OF LIABILITIES, ETC.........................................6

         Section 2.01.         Closing..................................................................6

         Section 2.02.         Consideration............................................................6

         Section 2.03.         Payment and Delivery to the Seller on the Closing Date...................7

         Section 2.04.         Identified Collected Medicaid Receivables; Collection Agent..............7

         Section 2.05.         Assumption of Specified Liabilities......................................8

         Section 2.06.         Liabilities Not Assumed by the Buyer.....................................8

         Section 2.07.         Retroactive Economic Effect to Transfer of Assets........................9

III.     REPRESENTATIONS AND WARRANTIES................................................................10

         Section 3.01.         Representations and Warranties of HMS and the Seller....................10

         Section 3.02.         Representations and Warranties of the Buyer.............................17

         Section 3.03.         Representations and Warranties of Czajkowski and Donnelly...............18

IV.      COVENANTS.....................................................................................19

         Section 4.01.         Covenants of HMS and the Seller.........................................19

         Section 4.02.         Covenants of Czajkowski, Donnelly and the Buyer.........................21

         Section 4.03.         Employee Matters........................................................22

V.       CONDITIONS PRECEDENT..........................................................................23

         Section 5.01.         Conditions Precedent to Obligations of Czajkowski, Donnelly and the
                               Buyer ..................................................................23

         Section 5.02.         Conditions Precedent to Obligations of HMS and the Seller...............26

VI.      SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION..................................................29

         Section 6.01.         Survival of Representations.............................................29

                                      (i)

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                     PAGE
         Section 6.02.         Statements as Representations...........................................29

         Section 6.03.         Indemnity...............................................................29

         Section 6.04.         Limitations on Indemnity................................................31

         Section 6.05.         Conditions of Indemnification...........................................31

         Section 6.06.         Certain Information.....................................................32

         Section 6.07.         Remedies Cumulative.....................................................32

VII.     OTHER TRANSACTIONS SUBSEQUENT TO CLOSING......................................................32

         Section 7.01.         Further Assurances......................................................32

         Section 7.02.         Inspection and Preservation of Records, Etc.............................33

         Section 7.03.         Certain Tax Matters.....................................................33

         Section 7.04.         Use of Names............................................................34

VIII.    TERMINATION...................................................................................34

         Section 8.01.         Termination.............................................................34

         Section 8.02.         Effect of Termination...................................................35

IX.      MISCELLANEOUS.................................................................................35

         Section 9.01.         Bulk Transfer Laws......................................................35

         Section 9.02.         Expenses, Etc...........................................................35

         Section 9.03.         Publicity...............................................................35

         Section 9.04.         Execution in Counterparts...............................................36

         Section 9.05.         Notices.................................................................36

         Section 9.06.         Amendments, Supplements, Etc............................................37

         Section 9.07.         Entire Agreement........................................................37

         Section 9.08.         Applicable Law..........................................................37

         Section 9.09.         Binding Effect Benefits.................................................37

         Section 9.10.         Assignability...........................................................38

         Section 9.11.         Limited Purpose.........................................................38

                                      (ii)

                                INDEX TO EXHIBITS

       Exhibit                      Description
       -------                      -----------
         A                 Bill of Sale, Assignment and Assumption Agreement

         B                 Exclusive Subcontracting Agreement

         C                 Form of Subcontract

         D                 Collateral Assignment of Contract Right

         E                 Security Agreement

         F                 Escrow Agreement

         G                 Invoice Processing and Payment Procedures

         H                 Form of Estoppel Certificate

                                      (iii)

                               INDEX TO SCHEDULES

Schedule          Description
--------          -----------
1-A               Tangible Personal Property
1-B               Intellectual Property
1-C               Identified Receivables
1-D               Customer Contracts
1-E               Vendor Contracts
1-F               Other Contracts
1-G               Real Estate and Equipment Leases
1-H               Pro Forma Balance Sheet
1-I               Excluded Contracts and Other Excluded Assets
1-J               Non-Assignable Contracts
1-K               Existing Medicaid Contracts

2-A               Other Assumed Liabilities

3-A               Consents and Approvals (the Seller)
3-B               Financial Statements
3-C               Certain Changes or Events
3-D               Liens and Encumbrances
3-E               List of Properties and Leases
3-F               List of Licenses and Sublicenses
3-G               List of Contracts
3-H               List of Employees and Compensation Levels
3-I               Litigation
3-J               Labor Matters
3-K               Employee Benefit Plans
3-L               Consents and Approvals (the Buyer)

4-A               Consents, Waivers and Approvals

4-B               Confidentiality Agreement

7-A               Allocation of Consideration

7-B               Form 8594 Asset Acquisition Statement of Allocation

                                      (iv)

                  ASSET PURCHASE AGREEMENT, dated as of July 31, 2001, by and among HEALTH MANAGEMENT SYSTEMS, INC., a New York corporation ("HMS"), CDR ASSOCIATES, INC, a Maryland corporation (the "Seller") and a wholly-owned subsidiary of HMS, Joseph H. Czajkowski ("Czajkowski"), Jeffrey R. Donnelly ("Donnelly") and CDR ASSOCIATES, L.L.C, a Delaware limited liability company (the "Buyer").

                  The Seller is engaged in the business of providing overpayment auditing services to Medicaid agencies and commercial insurance clients; such services involve onsite audits of credit balance and other accounts retained in the patient accounting systems of health care providers resulting in the identification, analysis, documentation and recovery of any accounts determined to be overpaid by insurer clients (the "Business"). The Seller and HMS desire to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Business and all of the tangible and intangible assets of the Business, and the Buyer desires to assume certain specified liabilities, all as hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

         I. TRANSFERS AND ANCILLARY AGREEMENTS

         Section 1.01. Transfer of Assets. (a) On the terms and subject to the conditions hereinafter set forth, on the Closing Date (as defined in Section
2.01 hereof), the Seller and/or HMS, as appropriate, shall sell, convey, transfer, assign and deliver to the Buyer and the Buyer shall purchase from the Seller and/or HMS, as appropriate, for the aggregate consideration set forth in
Article II hereof, the Business and all the existing assets and properties (of every kind, nature and description, real, personal or mixed, tangible or intangible and wherever situated, whether or not carried on the books of the Seller) used exclusively in the Business, including, without limitation, the assets described in Sections 1.01(a)(i) - (ix) hereof (said assets and properties so to be sold, conveyed, transferred, assigned and delivered, including, without limitation, the assets set forth below, being hereinafter collectively called the "Assets"), but specifically excluding those assets excluded pursuant to Section 1.01(c) below:

                  (i) all tangible personal property, equipment and inventories (including, without limitation, all computer equipment (including all personal computers and, to the extent assignable and transferable, all software installed on such computers other than software applications resident on the HMS network), telecommunications and audio/visual equipment, terminals, printers, spare parts, supplies, equipment, furniture, office furnishings and fixtures) located in the Seller's offices in Bloomfield, Connecticut and Timonium, Maryland, including, but not limited to, those items described in Schedule 1-A hereto;

                  (ii) all patents, trademarks, trade names, service marks, the registrations or applications therefor and the licenses and franchises, together with the goodwill and the business appurtenant thereto, and all copyrights and any copyright applications or registrations, including, without limitation, brochures, sales literature, promotional material and other selling material relating exclusively to the Business (whether or not such materials bear the name, logo or symbol of the Seller) (collectively, "Intellectual Property"), including, but not limited to, those items described in Schedule 1-B hereto;

                  (iii) all accounts receivable, including, but not limited to, invoiced receivables ("Invoiced Receivables") and work-in-process receivables not yet invoiced ("BLD Receivables"), or other rights of the Seller and HMS matured or unmatured, as appropriate, to receive unpaid monies attributable to the operations of the Business and existing as of the Closing Date, which shall include any right of HMS to receive fees attributable to such receivables, (collectively, together with the Invoiced Receivables and BLD Receivables, "Identified Receivables"), including, but not limited to, all accounts receivable of the Seller or HMS ("Identified Medicaid Receivables") attributable to any work performed by the Seller and/or employees of the Seller under any Medicaid contracts entered into by HMS with certain medicaid insurers, for which the Seller either currently provides services or acts as a subcontractor thereunder ("Existing Medicaid Contracts"), including, but not limited to, those items described in Schedule 1-C hereto;

                  (iv) copies of all papers, documents, instruments, books and records, files, agreements, books of account and other records, to the extent requested by the Buyer, by which any of the Assets might be identified or enforced, or otherwise pertaining to the Assets or relating exclusively to the Business that are located at the Seller's offices in Bloomfield, Connecticut or Timonium, Maryland or, if not located at one of the Seller's offices, at the office of HMS in New York, New York (including, without limitation, customer invoices, drafts and other documents and materials relating to customer transactions) or elsewhere within the dominion or control of the Seller or HMS;

                  (v) subject to Sections 1.03 and 1.04 hereof, all agreements, commitments, purchase orders and arrangements ("Customer Contracts") set forth in Schedule 1-D hereto pursuant to which the Seller agrees to deliver any goods or provide any services to any customer;

                  (vi) subject to Sections 1.03 and 1.04 hereof, all agreements, commitments and arrangements (hereinafter referred to as "Vendor Contracts") set forth in Schedule 1-E hereto pursuant to which the Seller obtains certain equipment, goods and services (including, without limitation, all rights of the Seller under or pursuant to any warranties, representations and guarantees made by suppliers of such equipment, goods and services);

                  (vii) the employment or consulting agreements, commitments and arrangements with employees, including any and all non-compete agreements with current and former employees, and all other agreements, commitments and arrangements ("Other Contracts") set forth in Schedule 1-F hereto;

                  (viii) all interests, claims and rights (including security deposits) of HMS or the Seller under (A) the two current office space leases for the Seller's offices located in Bloomfield, Connecticut and Timonium, Maryland, and (B) operating leases relating to any equipment and software currently leased to the Seller and any and all maintenance agreements relating to such equipment and software, each as set forth on Schedule 1-G hereto; and

                  (ix) all claims and causes of action in favor of the Seller relating to any of the assets described in clauses (i) - (viii) above (except as excluded pursuant to Section 1.01(c) below).

                  (b) Without limiting the generality of the foregoing, the Assets shall include all assets set forth on the pro forma balance sheet of the Seller as of June 30, 2001 (the "Pro Forma Balance Sheet"), a copy of which is annexed hereto as Schedule 1-H, prepared from the accounting records of the Seller to reflect the assets and liabilities being sold to the Buyer hereunder, and all such assets as may be acquired by the Seller after said date and that would be included on a balance sheet prepared in like manner from such accounting records as of the Closing Date, except any such assets that may be or have been disposed of after said date in the ordinary course of business on a basis consistent with past practice and except as set forth in Section 1.01(c) below.

                  (c) Anything herein contained to the contrary notwithstanding, the following assets and properties of the Seller are specifically excluded from the Assets and shall be retained by the Seller:

                  (i) all cash or cash equivalents on hand, including bank accounts and temporary cash or other investments;

                  (ii) rights under any Plan (as defined in Section 3.01(k) hereof);

                  (iii) claims for refunds of Taxes (as defined in Section 3.01(n) hereof) and other governmental charges paid by the Seller or by HMS on the Seller's behalf;

                  (iv) all accounts receivable of HMS and all intercompany accounts receivable or other obligations owed by HMS or any of its subsidiaries or affiliates, whether billed or unbilled as of the Closing Date, other than the Identified Receivables listed in Schedule 1-C hereto and other than accounts receivable of HMS attributable to work performed by the Buyer after the Closing Date with respect to any Medicaid Contracts;

                  (v) claims or rights against third parties relating to liabilities or obligations that are not assumed by the Buyer hereunder, including, without limitation, claims or rights relating to periods prior to the Closing Date under agreements for which the Buyer assumes only obligations accruing subsequent thereto;

                  (vi) rights under any contracts listed on Schedule 1-I hereto or under any contracts the Buyer has not agreed to assume pursuant to
         Section 2.06 hereof;

                  (vii) except as otherwise specified in Section 1.01(a)(ii) above, all rights owned or held by HMS or any of its subsidiaries or affiliates in or to any trademarks, trade names, service marks, domain names and copyrights, including, without limitation, those that consist of or relate to the name "Health Management Systems Inc."(or any part or derivative thereof), the logos of HMS, or the names of the products and services that are not marketed and provided by the Seller, and any registrations or applications for any of the foregoing;

                  (viii) all software applications currently used by the Seller that are resident on the HMS computer network or on the Seller's personal computers pursuant to license agreements held by HMS or the Seller that are not transferable, including Microsoft Office; and

                  (ix) any other assets of any kind or nature listed on Schedule 1-I hereto.

                  Section 1.02. Instruments of Conveyance and Transfer. (a) Subject to Sections 1.03 and 1.04 below, on the Closing Date the Seller and/or HMS, as appropriate, shall execute and deliver to the Buyer:

                  (i) a bill of sale in the form of the Bill of Sale, Assignment and Assumption Agreement annexed hereto as Exhibit A (the "Bill of Sale"), transferring the Assets and the Assumed Liabilities (as defined in Section 2.05 hereof) to the Buyer; and

                  (ii) any bills of sale, general warranty deeds, instruments of assignment and other appropriate documents (collectively, the "Additional Assignment Documents") as may be reasonably requested by the Buyer in order to assign any of the contracts, licenses, leases and similar agreements to be assigned to the Buyer pursuant to this Agreement in the Bill of Sale, including, without limitation, the Customer Contracts and Vendor Contracts, and to carry out the intentions and purposes of this Agreement (it being expressly understood that, notwithstanding anything to the contrary contained in this Agreement, with respect to the Customer Contracts listed on
         Schedule 1-D hereof, the Buyer shall be solely responsible for obtaining any consents or approvals, if any, required to be obtained from such customers to effectuate such assignments and HMS and the Seller make no representations regarding the transferability thereof).

                  (b) Notwithstanding the terms of the Bill of Sale or any Additional Assignment Documents delivered as provided above, the terms of this Agreement shall control, including, without limitation, the provisions of Sections 1.01, 1.03 and Article IV of this Agreement.

         Section 1.03. Nonassignable Contracts. Nothing in this Agreement or any of the Ancillary Agreements shall be construed as an attempt or agreement to assign:

                  (i) any contract, agreement, license, lease, sales order, purchase order or other commitment (including, without limitation, any commitments of customers of the Seller under letters of credit, bonds, bank deposits or other financial instruments of which the Seller is the beneficiary) that is nonassignable under applicable law, rules or regulations or without the consent of the other party or parties thereto unless such consent shall have been given, subject, however, to the covenant of HMS and the Seller contained in Section 4.01(b) hereof; or

                  (ii) any contract or claim set forth on Schedule 1-J hereof, as to which all the remedies for the enforcement thereof enjoyed by the Seller would not pass to the Buyer as an incident of the assignments provided for by this Agreement.

HMS or the Seller shall notify the Buyer in writing at least five business days prior to the Closing Date as to the identity of any such contract, agreement, license, lease, claim or other commitment, other than the Customer Contracts set forth on Schedule 1-D, that cannot be transferred to the Buyer on the Closing Date. HMS and the Seller shall thereafter, at its or their own expense, use commercially reasonable efforts, at the request and under the direction of the Buyer, in the name of HMS, the Seller or otherwise as the Buyer shall specify and as shall be permitted by law, to preserve the rights and obligations of the Seller under such contract, agreement, license, lease, claim or other commitment, including but not limited to the performance of contracted obligations under any Customer Contracts, and to facilitate the collection of any moneys due and payable, and to become due and payable, to the Seller with respect to the same, and the Seller shall hold the same in trust for the benefit of and shall pay the same over promptly to the Buyer.

         Section 1.04. Possession and Control. Simultaneously with the deliveries provided for in Section 1.02, the Seller shall put the Buyer in actual possession and/or operating control, as applicable, of the Assets.

         Section 1.05. Ancillary Agreements. In connection with the purchase and sale of the Assets by the Buyer and the Buyer's operation of the Business from and after the Closing Date, the parties hereto hereby covenant and agree to enter into (or to cause their appropriate affiliates to enter into) on or prior to the Closing Date each of the following agreements (collectively with the Bill of Sale and the Additional Assignment Documents, the "Ancillary Agreements"):

                  (i) Exclusive Subcontracting Agreement between HMS and the Buyer in the form annexed hereto as Exhibit B (the "Exclusive Subcontracting Agreement");

                  (ii) a subcontract between HMS and the Buyer substantially in the form annexed hereto as Exhibit C (each, a "Subcontract" and collectively, the "Subcontracts") with respect to each of the Existing Medicaid Contracts (all of which, including any and all amendments and supplements thereto and renewals thereof, are listed on Schedule 1-K hereof), with such changes as may be required by either the contract or the other party thereto, by which HMS subcontracts the Buyer to perform certain auditing functions under each of the Existing Medicaid Contracts and HMS agrees to pay to the Buyer, as consideration therefor, the payments set forth in each Subcontract when due and payable;

                  (iii) Collateral Assignment of Contract Right by HMS to the Buyer in the form annexed hereto as Exhibit D (the "Collateral Assignment") and UCC-1 financing statement relating to such Collateral Assignment of Contract Right;

                  (iv) Security Agreement between HMS and the Buyer in the form annexed hereto as Exhibit E (the "Security Agreement"), pursuant to which HMS will grant to the Buyer a first lien security interest in all HMS receivables arising under the Existing Medicaid Contract with the State of Connecticut, to the extent of fees owed to CDR under the Subcontract relating to said contract, and UCC-1 financing statement relating to such Security Agreement; and

                  (v) Escrow Agreement between HMS, the Buyer and The Chase Manhattan Bank, as escrow agent (the "Escrow Agent") in the form annexed hereto as Exhibit F (the "Escrow Agreement").

Notwithstanding anything in this Section to the contrary, to the extent that any provision of this Section conflicts with any provision of the Exclusive Subcontracting Agreement or the Subcontract, the terms of the Exclusive Subcontracting Agreement or the Subcontract shall control.

         II. CLOSING, CONSIDERATION, ASSUMPTION OF LIABILITIES, ETC.


         Section 2.01. Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP at 300 East Lombard Street, Baltimore, Maryland on July 31, 2001, or at such other place or on such other date as the parties may mutually agree (such date and time of closing being herein called the "Closing Date") and for all purposes shall be effective as of 11:59 p.m. Eastern Standard Time on such date.

         Section 2.02. Consideration. The aggregate consideration to be paid or delivered by the Buyer for the Assets hereunder (the "Purchase Price"), subject to the assumption of the Assumed Liabilities (as hereinafter defined), shall consist of (a) $2,900,000 minus the dollar amount of the Assumed Liabilities specified in clauses (b) and (d) of Section 2.05, to be determined prior to the Closing Date, in cash, plus (b) the Buyer's agreement to make payments equal to an aggregate amount of $280,000 pursuant to Section 2.04(b) hereof.

         Section 2.03. Payment and Delivery to the Seller on the Closing Date. On the Closing Date, the Buyer shall pay to the Seller by wire transfer of immediately available funds the amount calculated in accordance with the Section 2.02(a) above.

         Section 2.04. Identified Collected Medicaid Receivables; Collection Agent.

                  (a) As of the Closing Date, the Identified Medicaid Receivables shall become an asset of the Buyer pursuant to Section 1.01(a)(iii) hereof; however, HMS shall continue to collect such Identified Medicaid Receivables from each of the Medicaid insurers and the Buyer hereby appoints HMS to act as its collection agent for such purpose and HMS hereby accepts such appointment. Promptly following the Closing Date, HMS shall send a written notice to each of the Medicaid insurers that are parties to the Existing Medicaid Contracts to inform them that as of the Closing Date, HMS has sold to the Buyer the Identified Medicaid Receivables generated under such Existing Medicaid Contract and that HMS shall continue to collect such receivables from the Medicaid insurer on behalf of the Buyer.

                  (b) That portion of the Purchase Price described in Section 2.02(b) hereof shall be paid by the Buyer to the Seller in installments, as follows:

                  Due Date                  Amount
                  --------                  ------
                  October 30, 2001          $55,000
                  November 30, 2001         $75,000
                  December 30, 2001         $75,000
                  January 30, 2002          $75,000
                                            =======
                                   TOTAL   $280,000

If the Buyer shall default in respect of its obligation to make any payment when due as provided above, and such default shall not be cured within 15 days after the Buyer's receipt of notice from HMS or the Seller, then during the continuance of such default, at the election of HMS and in addition to any other remedies HMS or the Seller has to obtain such payment, HMS may offset any monies owed by HMS to CDR (including, without limitation, any amounts relating to Identified Medicaid Receivables collected by HMS and any subcontracting fees owed to CDR for services provided under any of the Medicaid contracts) by such default amount.

                  Each of HMS, the Seller and the Buyer covenants and agrees to follow the invoice processing and payment procedures set forth on Exhibit G hereof (the "Procedures") and to at all times use all commercially reasonable efforts in the ordinary course of business and in accordance with the Procedures to collect all Identified Medicaid Receivables, provided, however, that neither the Buyer, HMS, nor the Seller shall be obligated hereunder to institute any legal action to collect any Identified Receivables.

                  Except as set forth above, in no event shall the Seller be entitled to any payments with respect to accounts receivable of the Seller relating to services performed on or prior to the Closing Date or to any accounts receivable of the Buyer, including, without limitation, Identified Collected Receivables.

         Section 2.05. Assumption of Specified Liabilities. On the Closing Date, and as additional consideration for the purchase of the Assets, the Buyer shall execute and deliver to the Seller and HMS an assumption agreement, in the form included in the Bill of Sale, pursuant to which the Buyer shall assume and agree to pay, perform and discharge when due the following, and only the following, specified liabilities and obligations of the Seller or HMS (collectively, the "Assumed Liabilities"):

                  (a) all obligations and liabilities to be incurred by HMS and/or the Seller, as appropriate, on or after the Closing Date under the Customer Contracts, Vendor Contracts and Other Contracts listed in Schedules 1-D, 1-E and 1-F hereto, respectively, and the real estate and equipment leases listed in Schedule 1-G hereto (with all liability for any rents, lease payments or other moneys due under such leases or contracts for any period commencing prior to the Closing Date and ending thereafter to be allocated between the Seller and the Buyer on a pro-rata basis such that the Seller is allocated all liabilities that accrued prior to the Closing Date and the Buyer is allocated all liabilities that accrued subsequent thereto);

                  (b) all current accounts payable of the Seller reflected on the Pro Forma Balance Sheet (less any such liabilities that are paid or discharged by the Seller or HMS between June 30, 2001 and the Closing Date);

                  (c) all current accounts payable incurred by the Seller in the ordinary course of the Business incurred between June 30, 2001 and the Closing Date; and

                  (d) all other liabilities listed on Schedule 2-A hereto, whether or not reflected on the Pro Forma Balance Sheet.

To the extent that any of the Assumed Liabilities described in clauses (b) or
(d) above are not paid by the Buyer to the appropriate payee set forth on the Pro Forma Balance Sheet or Schedule 2-A before December 31, 2001, the Buyer shall pay to HMS or the Seller on or prior to such date an amount equal to the aggregate amount of all such Assumed Liabilities not paid as aforesaid.

         Section 2.06. Liabilities Not Assumed by the Buyer. The Buyer is not assuming any liabilities of the Seller or of HMS other than the Assumed Liabilities specifically set forth in Section 2.05 above. The Buyer shall not be deemed to have assumed any other liabilities or obligations of the Seller or HMS whatsoever including, without limitation, any of the following specified liabilities ("Excluded Liabilities"):

                  (i) any liabilities or obligations of the Seller that arise under the terms of a contract, agreement, license, lease, sales order, purchase order or other commitment that shall not be assigned as contemplated by Section 1.01(c)(vi) of this Agreement;

                  (ii) any liabilities or obligations of the Seller under any Plan (as defined in Section 3.01(k) hereof);

                  (iii) any intercompany accounts payable of the Seller;

                  (iv) any obligation of the Seller or HMS under any employment or consulting agreements or arrangements with employees or independent contractors of the Seller, including, without limitation, any obligation to make bonus payments to any employees; and

                  (v) except as provided in Section 7.03 below, any liabilities or obligations of the Seller for federal, state, local and foreign income and franchise Taxes (as defined in Section 3.01(n) hereof).

         Section 2.07. Retroactive Economic Effect to Transfer of Assets. As part of the inducement for the parties hereto to enter into this Agreement, the parties hereto agree to give economic effect to the sale and transfer of the Assets as of the opening of business on July 1, 2001 (the "Effective Date"), by providing for an adjustment in the consideration to be paid pursuant to Section
2.02 hereof as set forth below.

                  (i) As soon as practicable, but no later than 45 days after the Closing Date, HMS shall deliver to the Buyer a calculation (the "Closing Adjustment Calculation") of the net cash operating income or loss (before Taxes) resulting from the conduct of the Business, and/or relating to the Assets or the Assumed Liabilities, during the period commencing on the Effective Date and continuing through the close of business on the Closing Date (the "Interim Period"). The Closing Adjustment Calculation shall be prepared on a cash basis and otherwise consistent with the financial statements referred to in Section 3.01(e) hereof; provided, however, that no expenses explicitly agreed to be paid by the Seller pursuant to any provision hereof, including, without limitation, Sections 4.01(b) and 9.02, shall be treated as an expense for purposes of such computation, regardless of when such expenses may have been incurred by the Seller.

                  (ii) Promptly following receipt of the Closing Adjustment Calculation, the Buyer shall review the same and notify HMS in writing of its acceptance of, or objections to, the Closing Adjustment Calculation, together with a summary of the reasons therefor and adjustments which, in the Buyer's view, are necessary to eliminate such objections. HMS and the Buyer shall use reasonable efforts to resolve any such objections and, if necessary, shall retain an independent accounting firm to review and resolve any remaining differences and to deliver a written report to HMS and the Buyer setting forth its determination of the adjustments, if any, to the Closing Adjustment Calculation necessary to accurately reflect the net operating income or loss (before Taxes) resulting from the conduct of the Business during the Interim Period.

                  (iii) Within five days after either the acceptance by HMS and the Buyer of the Closing Adjustment Calculation or the receipt by HMS and the Buyer of the report prepared by independent accountants pursuant to cause (ii) above, the Seller shall pay to the Buyer an amount equal to the net cash operating income (before Taxes), or the Buyer shall so pay to the Seller an amount equal to the net cash operating loss (before Taxes), in either case resulting from the conduct of the Business during the Interim Period, in accordance with the Closing Adjustment Calculation agreed to by HMS and the Buyer or as adjusted in accordance with the report prepared by independent accountants pursuant to clause (ii) above.

         III. REPRESENTATIONS AND WARRANTIES

         Section 3.01. Representations and Warranties of HMS and the Seller. HMS and the Seller jointly and severally represent and warrant to the Buyer, Czajkowski and Donnelly as follows:

                  (a) Organization, Qualification, Etc. Each of the Seller and HMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and the State of New York, respectively, and is duly licensed or qualified to do business as a foreign corporation in each of the jurisdictions in which it is required to be so licensed or qualified with respect to the operations of its business, except where the failure to be so licensed or qualified would not have a material adverse effect on the financial condition or operations of the Business. The Seller and HMS have all requisite corporate power and authority to own, operate and lease the Assets and to carry on the Business as it is now being conducted. Each of the Seller and HMS has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.

                  (b) Authorization of Agreements. The execution and delivery by each of HMS and the Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by HMS and the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement and each Ancillary Agreement to which either HMS or the Seller is a party has been, or is contemporaneously herewith being, duly executed and delivered in accordance with this Agreement and constitute the legal, valid and binding obligations of HMS and the Seller, enforceable in accordance with their respective terms.

                  (c) Effect of Agreements. The execution and delivery by each of HMS and the Seller of this Agreement and the Ancillary Agreements to which it is a party and the performance by HMS and the Seller of their respective obligations hereunder and thereunder will not (i) violate any provision of law or any order of any court or other agency of government, (ii) violate the Certificate of Incorporation or By-laws of either HMS or the Seller, (iii) violate any judgment, award or decree of any court or any other agency of government, (iv) violate any indenture, agreement or other instrument to which either HMS or the Seller is a party, or by which HMS, the Seller or any of the Assets is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, except for restrictions on the assignability of any such agreement or other instrument listed or described on
Schedule 3-A hereof and for which any required consent for assignment has not been obtained as of the Closing Date, or (v) result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the Assets, except in the case of (i), (iii) or (iv) above, where any such violation, conflict, breach or default would not, singly or in the aggregate, have a material adverse effect on the financial condition or operations of the Business or the ability of HMS or the Seller to performs its respective obligations under this Agreement or any of the Ancillary Agreements.

                  (d) Consents and Approvals. To the best knowledge of HMS and the Seller, except as set forth on Schedule 3-A hereto, no consent, approval or authorization of, or declaration, filing or registration with, or notice to, or order or action of, any court, administrative agency or other governmental authority or any other person or entity is required to be made or obtained by either HMS or the Seller or any of their subsidiaries or affiliates in connection with the execution and delivery by HMS and the Seller of this Agreement and the Ancillary Agreements to which either is a party or the performance by HMS and the Seller of the obligations of HMS and the Seller incurred hereunder or thereunder.

                  (e) Financial Statements. HMS and the Seller have furnished to the Buyer the unaudited balance sheet and statements of operations for the Seller as of, and for the quarter ended, June 30, 2001 (the "Financial Statements"), a copy of which is attached hereto as Schedule 3-B. The Financial Statements were derived from the Seller's books and records as maintained by the Seller in the ordinary course of business and the Statements fairly present the information they purport to present for the periods indicated. The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information, and accordingly exclude certain footnotes and are subject to year-end adjustments. The Financial Statements include information that is based on management's estimates of the operating results of the Seller. The Financial Statements have not been audited but have been prepared in a manner consistent with the internal accounting policies of HMS.

                  (f) Absence of Certain Changes or Events. Since June 30, 2001, except as otherwise set forth in Schedule 3-C hereto and except for the transactions contemplated hereby, the Seller has not:

                  (i) operated any business other than the Business;

                  (ii) failed to maintain all Assets and all other properties deemed reasonably necessary for the conduct of the Business in good repair, order and condition, consistent with past practices;

                  (iii) failed to maintain ordinary levels of inventories, supplies and prepaid expenses (replenishing inventories and supplies and making all prepayments when and as required consistent with past practice);

                  (iv) failed to maintain its books of account and records in the usual, regular and ordinary manner, on a basis consistent with past practice, use commercially reasonable efforts to comply with all laws applicable to it or perform all its material obligations without default;

                  (v) failed to maintain its collections and payment policies in the usual, regular and ordinary manner, on a basis consistent with past practice, or accelerated or deferred any income or expense item in a manner inconsistent with past practice;

                  (vi) incurred any obligation or liability (whether fixed, absolute, accrued, contingent, known or unknown, or otherwise, of any kind or nature whatsoever), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice and except in connection with this Agreement and the transactions contemplated hereby;

                  (vii) discharged or satisfied any material lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent) of any kind or nature whatsoever, other than in the ordinary course of business and consistent with past practice;

                  (viii) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of the Assets (other than mechanic's, materialman's and similar statutory liens arising as a matter of law and purchase money security interests arising in the ordinary course of business between the date of delivery and payment);

                  (ix) transferred, leased or otherwise disposed of any of the Assets except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

                  (x) cancelled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

                  (xi) waived or released any rights of material value, except in any case for a fair consideration in the ordinary course of business and consistent with past practice;

                  (xii) transferred or granted any rights under any concessions, leases, licenses, sublicenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how, except in the ordinary course of business and consistent with past practice;

                  (xiii) made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment relationship with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employee;

                  (xiv) entered into any transaction, contract or commitment, except (x) contracts listed on Schedule 3-C hereto, (y) this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (z) as permitted by Section 4.01(a) hereof;

                  (xv) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance);

                  (xvi) surrendered, had revoked or otherwise terminated or had terminated any material license, permit or other approval, authorization or consent from any court, administrative agency or other governmental authority; or

                  (xvii) entered into any agreement to take any action prohibited by this Section 3.01(f).

                  (g) Title to Properties, Absence of Liens and Encumbrances. Except as set forth in Schedule 3-D hereto, the Seller and/or HMS, as appropriate, has good title to all the Assets, free and clear of all liens, charges, pledges, security interests or other encumbrances of any nature whatsoever, except for customary statutory liens for Taxes not yet due and other similar statutory liens for amounts not yet due. The Assets are not subject to
(i) any offset or adjustment for fees that may be recovered by a client of HMS and/or the Seller, as appropriate, relating to any fees collected by the Seller or collected by HMS and paid to the Seller prior to the Closing Date, or (ii) any fee sharing agreements or arrangements of any kind or nature by and between the Seller and HMS, or otherwise, other than the Buyer's share of fees with respect to BLD Receivables owed to Mitchell &Titus LLP pursuant to the Subcontract Agreement dated August 28, 1998 and fees owed to Renaissance Health Care Consulting pursuant to the letter agreement dated July 2, 1999, correct and complete copies of each of which have been supplied to the Buyer prior to the date hereof.

                  Except as set forth on Schedule 3-D hereto, all leases of real or personal property of the Seller to be assigned to the Buyer hereunder are valid and binding in accordance with their respective terms and there is not under any of such leases any existing default, or any condition, event or act which with notice or lapse of time or both would constitute such a default, nor would consummation of the transactions contemplated hereby result in a default or any such condition, event or act, which, in any such case, would have a material adverse effect on the financial condition or operations of the Business.

                  (h) Lists of Properties, Contracts, Employees and Other Data.
(i) Annexed hereto as Schedule 3-E is a list setting forth, as of the date specified on such Schedule, (A) all real property owned by the Seller, or owned by HMS and used exclusively in the Business, and (B) all leases of real or personal property to which the Seller is a party, either as lessee or lessor, or to which property HMS is a party and which is used exclusively in the Business.

                  (ii) Annexed hereto as Schedule 3-F is a list setting forth, as of the date specified on such Schedule, all licenses and sublicenses granted by or to the Seller and all other agreements to which the Seller is a party that relate, in whole or in part, to any Intellectual Property used exclusively in the Business, whether owned by the Seller or any affiliate thereof.

                  (iii) Annexed hereto as Schedule 3-G is a list setting forth, as of the date specified on such Schedule, all contracts, understandings and commitments (including, without limitation, powers of attorney, mortgages, indentures and loan agreements or obligations for borrowed money including, without limitation, guarantees), whether oral or written, to which the Seller is a party or to which the Seller or any of its assets or properties are subject and which are not specifically referred to in (i) or (ii) above, provided that there need not be listed in Schedule 3-G hereto any contracts, understandings or commitments under purchase orders with customers, sales contracts, supply contracts with suppliers and other such commitments incurred in the ordinary course of business and consistent with past practice other than any such contract, understanding or commitment which is a contract or group of related contracts that involve payments exceeding $10,000 per annum in amount.

                  (iv) Annexed hereto as Schedule 3-H is a list setting forth, as of the date specified on such Schedule, the names and current base salaries of all employees (including temporary employees) of the Seller (the "Employees").

                  (v) Except as disclosed in Schedules 3-E, 3-F, 3-G or 3-H, to the best knowledge of HMS and the Seller, there is no claim that any contract referred to in any of these Schedules is not valid and enforceable in accordance with its terms for the periods stated therein, and there does not exist under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute a default that might reasonably be expected to have a material adverse effect on the financial condition or operations of the Business.

                  (i) Litigation. Except as set forth in Schedule 3-I hereto, there are no actions, suits or proceedings involving claims by or against HMS or the Seller relating to the Business or any of the Assets that are pending or, to the best knowledge of HMS and the Seller, threatened against HMS or the Seller, at law or in equity, or before or by any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. To the best knowledge of HMS and the Seller, and except as set forth in Schedule 3-I hereto, there are no orders, judgments or decrees of any court or governmental agency with respect to which the Seller or HMS has been named or is a party that apply, in whole or in part, relating to the Business or any of the Assets, and there are no matters listed in Schedule 3- I, nor are there any other actions, suits or proceedings, that, if decided against HMS or the Seller, would materially adversely affect the ability of HMS or the Seller, as the case may be, to perform its obligations under this Agreement or any of the Ancillary Agreements to which either is a party.

                  (j) Collective Bargaining Agreements; Labor Controversies; Etc. Neither HMS, the Seller nor any affiliate thereof is a party to any collective bargaining agreement with respect to any of the Employees. Except as set forth in Schedule 3-J hereto, each of HMS and the Seller is in compliance in all material respects with all applicable laws respecting health and occupational safety, employment and employment practices, terms and conditions of employment and wages and hours with respect to the Employees. There are no controversies between HMS or the Seller and any of the Employees that might reasonably be expected to have a material adverse effect on the financial condition or operations of the Business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or, to the best knowledge of HMS and the Seller, threatened against the Seller or HMS, and, to the best knowledge of HMS and the Seller, there are no organizational efforts currently being made or threatened involving any of such Employees.

                  (k) Employee Benefit Plans. Schedule 3-K hereto lists each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained by HMS or the Seller or to which HMS or the Seller contributes or is required to contribute, in which any Employee participates or to which the Seller could have any liability (a "Plan"). HMS and the Seller have complied and currently are in compliance in all material respects, both as to form and operation, with the provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), applicable to each Plan. To the best knowledge of HMS and the Seller, no event has occurred, and there exists no condition or set of circumstances which has resulted in, or which could result in, the imposition of any material liability on the Seller under ERISA, the Code or other applicable law with respect to any Plan maintained for the benefit of the Employees. There exist no unfunded pension plan liabilities with respect to either the Seller or HMS relating to any of the Employees.

                  (l) Intellectual Property. The Intellectual Property listed in
Schedule 1-B hereto and the licenses and sublicenses listed in Schedule 3-F hereto constitute all the Intellectual Property and proprietary rights, respectively, that are owned or claimed by HMS, the Seller or any affiliate thereof that are used exclusively in connection with the Business as it is currently conducted, other than such proprietary rights of the Seller that relate to the name "Health Management Systems, Inc.", or any parts or derivatives of such name, or the logos of HMS. To the best knowledge of HMS and the Seller, the Seller owns or has valid rights to use all such Intellectual Property, and the rights licensed pursuant to such licenses or sublicenses, without conflict with the rights of others and, to the best knowledge of HMS and the Seller, there are no patents, licenses, franchises or other intellectual property or property rights of HMS or the Seller that are not included in the Assets but that are necessary to the continued conduct by the Buyer following the Closing Date of the Business as conducted prior to the Closing Date. No person has made or, to the best knowledge of HMS and the Seller, threatened to make, any claims that the Seller is in violation of or infringing upon any such proprietary rights of any third party.

                  (m) Use of Real Property. The owned and leased real properties listed in Schedule 3-E hereto are used and operated in material compliance and conformity with all applicable leases, contracts, commitments, licenses and permits. Neither HMS nor the Seller has received notice of any material violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the conduct of the Business or to the Assets and, to the best knowledge of HMS and the Seller, there is no such violation.

                  (n) Taxes. The Seller, or HMS on the Seller's behalf, has timely paid or will pay, all Taxes, and all interest and penalties due thereon and payable by it for any period (or any portion thereof) ending on or before the Closing Date. For the purposes of this Agreement, "Taxes" shall mean all federal, state, local and foreign taxes (including, without limitation, all net income, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, stamp, occupation, property or other taxes) imposed by any taxing authority (domestic or foreign) together with any interest and penalties relating thereto.

                  (o) Compliance with Law. Neither HMS nor the Seller (i) is in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject, (ii) is in violation of any laws, ordinances, governmental rules or regulations to which it is subject, or (iii) has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the conduct of the Business or the ownership of any of the Assets, except, in each such case, for such default, violation or failure to obtain as would not have a material adverse effect on the financial condition or operations of the Business.

                  (p) No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by HMS and the Seller with the Buyer and its representatives without the intervention of any person as a result of any act of HMS and the Seller in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

                  (q) No Additional Representations. Neither the Buyer, Czajkowski nor Donnelly have made any representations or warranties, whether express or implied, regarding any matter, other than the representations and warranties set forth in this Agreement, in the Ancillary Agreements and in the certificates delivered pursuant hereto and thereto.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF HMS AND THE SELLER CONTAINED HEREIN, HMS AND THE SELLER DISCLAIM ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

         Section 3.02. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to HMS and the Seller as follows:

                  (a) Organization, Qualification, Etc. The Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is, or will within a reasonable time after the Closing Date be, duly licensed or qualified to do business as a foreign limited liability company in each jurisdiction in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a material adverse effect on the assets, financial condition or results of operations of the Buyer. The Buyer has all requisite power and authority to acquire, own, lease and operate the Assets and to conduct the Business to be conveyed to it hereunder, and to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its respective obligations hereunder and thereunder.

                  (b) Authorization of Agreements. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other actions. This Agreement and each of the Ancillary Agreements to which the Buyer is a party has been, or is contemporaneously herewith being, duly executed and delivered in accordance with this Agreement and constitute the legal, valid and binding obligations of the Buyer, enforceable in accordance with their respective terms.

                  (c) Effect of Agreements. The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the performance by the Buyer of each of its obligations hereunder and thereunder, will not (i) violate any provision of law or any order of any court or any other agency of government, in each case applicable to the Buyer, (ii) violate the Certificate of Formation or the limited liability company operating agreement of the Buyer, (iii) violate any judgment, award or decree of any court or any other agency of government applicable to the Buyer, (iv) violate any indenture, agreement or other instrument to which the Buyer is a party or by which the Buyer or its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or (v) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Buyer, except in the case of (i), (iii) and (iv) above, where any such violation, conflict, breach or default would not, singly or in the aggregate, have a material adverse effect on the assets, financial condition or results of operations of the Buyer.

                  (d) Consents and Approvals. Except as set forth in Schedule 3-L hereto, no consent, approval or authorization of, or declaration, filing or registration with, or notice to, or order or action of, any court, administrative agency or other governmental authority or any other person or entity is required to be made or obtained by the Buyer in connection with the execution and delivery by the Buyer of this Agreement and the

Ancillary Agreements or the consummation by the Buyer of the obligations of the Buyer incurred hereunder or thereunder.

                  (e) Availability of Funds. The Buyer has a firm financing commitment sufficient to enable it to consummate the transactions contemplated hereby. A true and correct copy of such commitment has been provided to the Seller. The financing so required is referred to in this Agreement as the "Financing". As of the date hereof, the Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Buyer on a timely basis to consummate the transactions contemplated hereby.

                  (f) No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Buyer with HMS and the Seller and their representatives without the intervention of any person as a result of any act of the Buyer in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment, except for a fee to be paid by the Buyer to Wallingford Capital, Inc. The Buyer shall indemnify and hold HMS and the Seller harmless from any obligation to pay such fee to Wallingford Capital, Inc.

                  (g) No Additional Representations. The Buyer acknowledges that HMS and the Seller have made no representations or warranties, whether express or implied, regarding any matter, other than the representations and warranties set forth in this Agreement, in the Ancillary Agreements and in the certificates delivered pursuant hereto and thereto.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE BUYER CONTAINED HEREIN, THE BUYER DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY.

         Section 3.03. Representations and Warranties of Czajkowski and Donnelly. Czajkowski and Donnelly jointly and severally represent and warrant to HMS and the Seller as follows:

                  (a) Valid and Binding Obligations. This Agreement and each of the Ancillary Agreements to which Czajkowski or Donnelly is a party has been, or is contemporaneously herewith being, duly executed and delivered in accordance with this Agreement and constitute the respective legal, valid and binding obligations of Czajkowski and Donnelly, enforceable in accordance with their respective terms.

                  (b) Effect of Agreements. The execution and delivery by Czajkowski and Donnelly of this Agreement and the Ancillary Agreements to which each is a party, and the performance by each of Czajkowski and Donnelly of each of his respective obligations hereunder and thereunder, will not (i) violate any provision of law or any order of any court or any other agency of government applicable to either of them, (ii) violate any judgment, award or decree of any court or any other agency of government relating to him, (iii) violate any indenture, agreement or other instrument to which Czajkowski or Donnelly is a party or by which either of them or his respective properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or (iv) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Czajkowski or Donnelly, except in the case of
(i), (ii) and (iii) above, where any such violation, conflict, breach or default would not, singly or in the aggregate, have a material adverse effect on the assets, financial condition or results of operations of the Buyer.

                  (c) Current Business of the Seller. Czajkowski and Donnelly acknowledge that they are both currently responsible for the conduct of the Business and are familiar with the assets, financial condition and results of operations of the Business and that (i) they are not aware of any fact or circumstance that would result in or constitute a failure of a condition to the obligations of the Buyer, Czajkowski or Donnelly, or a breach of any representation, warranty or covenant of HMS or the Seller with respect to the Business, contained in or made pursuant to this Agreement, and (ii) they have complied in all material respects with all of the policies and directives of HMS and the Seller in managing the Business throughout the period commencing November 1, 2000.
EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF CZAJKOWSKI AND DONNELLY CONTAINED HEREIN, CZAJKOWSKI AND DONNELLY DISCLAIM ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY.

                                  IV. COVENANTS

         Section 4.01. Covenants of HMS and the Seller. (a) HMS and the Seller agree that, at all times between the date hereof and the Closing Date, unless the Buyer and the Seller shall otherwise agree in writing (which agreement shall not be unreasonably withheld), the Seller shall:

                  (i) operate no business other than the Business and shall operate the Business only in the usual, regular and ordinary manner and, to the extent consistent with such operations, use commercially reasonable efforts to preserve its current business organization intact in all material respects, keep available the services of all of its officers and employees and preserve its present relationships with all material customers of, and all other persons having material business dealings with, the Seller;

                  (ii) maintain all Assets and all other properties deemed reasonably necessary for the conduct of the Business in good repair, order and condition, consistent with past practices, reasonable wear and tear excepted;

                  (iii) maintain ordinary levels of inventories, supplies and prepaid expenses (replenishing inventories and supplies and making all prepayments when and as required consistent with past practice);

                  (iv) maintain its books of account and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and use commercially reasonable efforts to comply with all laws applicable to it and perform all its material obligations without default;

                  (v) maintain its collections and payment policies in the usual, regular and ordinary manner, on a basis consistent with past practice, and not seek to accelerate or defer any income or expense item in a manner inconsistent with past practices;

                  (vi) notwithstanding clause (i) of this Section 4.01(a), not make or agree to make (A) any capital expenditure in excess of $1,000 or (B) any other expenditure in excess of $10,000; and

                  (vii) not (A) incur any material obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice and except in connection with this Agreement and the transactions contemplated hereby; (B) discharge or satisfy any lien, security interest or encumbrance or pay any obligation (fixed or contingent), other than in the ordinary course of business and consistent with past practice; (C) mortgage, pledge or subject to any lien, security interest or encumbrance any of the Assets (other than mechanic's, materialman's and similar statutory liens arising in the ordinary course of business and purchase money security interests arising in the ordinary course of business between the date of delivery and payment); (D) transfer, lease or otherwise dispose of any of the Assets except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquire any assets or properties; (E) cancel or compromise any debt or claim, except in the ordinary course of business and consistent with past practice; (F) waive or release any rights of material value or surrender, cause to be revoked or otherwise terminate any material license, permit or other approval, authorization or consent from any court, administrative agency or other governmental authority; (G) transfer or grant any material rights under any concessions, leases, licenses, sublicenses, agreements, patents, inventions, trademarks, trade names, service marks, or copyrights or with respect to any know-how; (H) make or grant any wage or salary increase applicable to any group or classification of its employees, enter into any employment relationship with, or make any loan to, or enter into any material transaction of any other nature with, any officer or employee of the Seller; or (I) enter into any other transaction, contract or commitment, except in the ordinary course of business, consistent with past practice and not in violation of any other provision of this Section.

                  (b) Prior to the Closing Date, the Seller and/or HMS, as appropriate, shall, with the Buyer's cooperation, but at the expense of the Seller, promptly apply for or otherwise seek and use commercially reasonable efforts to obtain all authorizations, consents, waivers and approvals as may be required in connection with the assignment of those contracts, agreements, licenses, leases and other commitments to be assigned to the Buyer pursuant to this Agreement that are set forth on Schedule 4-A hereof.

                  (c) Between the date hereof and the Closing Date, neither HMS nor the Seller shall enter into any transaction, make any agreement or commitment, or take any action, that would result in any of the representations, warranties or covenants of HMS or the Seller contained in this Agreement not being true and correct in any material respect at and as of the time immediately after the occurrence of such transaction, event or action.

                  (d) The Seller and/or HMS, as appropriate, shall enter into the instruments of conveyance and transfer referred to in Section 1.02 above.

                  (e) On the Closing Date, the Seller shall change its name to a name bearing no resemblance to its current name and not including the initials "CDR". HMS and the Seller hereby consent to the Buyer's use of the name "CDR Associates" and any derivation thereof, and agree to execute any additional document, upon request from the Buyer, that may be necessary to enable the Buyer to use the name "CDR Associates" or any derivation thereof.

                  (f) On the Closing Date, HMS shall execute and deliver to the Buyer completed estoppel certificates substantially in the form attached hereto as Exhibit H with respect to each Existing Medicaid Contract (the "Estoppel Certificates").

         Section 4.02. Covenants of Czajkowski, Donnelly and the Buyer. (a) Between the date hereof and the Closing Date, the Buyer and each of its representatives shall cooperate fully with HMS and the Seller and its representatives with respect to the investigation by the Buyer and its representatives of the Business so as to minimize any disruption to the Business that may result from such investigation.

                  (b) Between the date hereof and the Closing Date, (i) neither Czajkowski, Donnelly nor the Buyer shall enter into any transaction or make any agreement or commitment, or take any action, that would result in any of the representations, warranties or covenants of the Buyer contained in this Agreement not being true and correct in any material respect at and as of the time immediately after the occurrence of such transaction, event or action, and
(ii) neither Czajkowski nor Donnelly, in their capacity as employees of the Seller, shall, without the express direction of HMS or the Seller, enter into any transaction or make any agreement or commitment, or take any action, that would result in any of the representations, warranties or covenants of HMS or the Seller contained in this Agreement not being true and correct in any material respect at and as of the time immediately after the occurrence of such transaction, event or action.

                  (c) Between the date hereof and the Closing Date, Czajkowski, Donnelly and the Buyer shall cooperate with the Seller in its efforts to obtain the authorizations, consents, waivers and approvals referred to in Section 4.01(b) above.

                  (d) Czajkowski, Donnelly and the Buyer shall keep all information obtained from HMS and the Seller confidential in accordance with the terms of the confidentiality agreement entered into by HMS, Czajkowski and Donnelly on January 1, 2001, a copy of which is attached hereto as Schedule 4-B (the "Confidentiality Agreement").

                  (e) Czajkowski, Donnelly or the Buyer shall notify the Seller immediately upon any amendment to, or modification of the terms of, the Financing commitment described in Section 3.02(e) above to the extent that any such amendment or modification would adversely affect the transactions contemplated hereby.

                  (f) Czajkowski and Donnelly, in their capacity as employees of the Seller, will comply in all material respects with all of the Seller's policies and directives in managing the Business prior to the Closing Date and will not take any action outside the ordinary course of business, including, without limitation, the acceleration or deferral of any income or expense item in a matter inconsistent with past practices.

         Section 4.03. Employee Matters. (a) The Buyer agrees that effective as of the Closing Date, it will offer to employ all Employees listed in Schedule 3-H.

                  (b) For purposes of Section 4.03(a), the term "offer to employ" shall mean, with respect to any Employee other than Donnelly, Czajkowski or Jeffrey D. Dawson ("Dawson"), (x) with respect to base salary, "at least equal" to the salary currently being paid to such Employee by the Seller and (y) with respect to position, "substantially the same duties in the same functional area" as the position currently held by such Employee with the Seller, it being understood and agreed, however, that nothing in this Section 4.03 shall require the Buyer to maintain the organizational structure of the Business in effect on the date hereof.

                  (c) Except to the extent included in the Assumed Liabilities, neither the Buyer, Czajkowski nor Donnelly shall be bound by any of the terms or provisions provided in any employment contract or agreement entered into by HMS or the Seller with any of the Employees, including, without limitation, the letter agreements dated February 14, 2000 from HMS addressed to Severn Anderson, Shane Shrader, David Tikiob, Jeffrey Friday, Todd Weitzel, Steven Nusbaum, Dawson and Gail Whitmore, nor shall the Buyer, Czajkowski or Donnelly assume any of the liabilities or obligations of HMS or the Seller accruing on or after the Closing Date under any such contracts or agreements. As of the Closing Date, Czajkowski and Donnelly agree to resign from any and all positions that any of them may hold with, including as officers of, HMS or the Seller. In addition, the parties agree that any and all employment agreements, contracts or arrangements between the Seller, HMS and each of Czajkowski and Donnelly, including, without limitation, the employment agreements dated May 1, 1997, are hereby terminated and of no further force and effect.

                  (d) Notwithstanding clause (c) above, HMS and/or the Seller shall continue to pay any premiums required to maintain coverage under the Cigna medical plans and the Prudential HealthCare dental plans until July 31, 2001 for all Employees who are covered by such plans as of the Closing Date and who accept the Buyer's offer of employment. The Buyer shall reimburse HMS and/or the Seller, as appropriate, for all premiums relating to the period between the Effective Date and July 31, 2001.

                  (e) On the Closing Date, any and all covenants not to compete entered into by Donnelly, Czajkowski or Dawson with either HMS or the Seller, shall be extinguished, terminated and released. Donnelly, Czajkowski and Dawson hereby agree not to compete with any business of HMS other than the Business. HMS and the Seller hereby agree not to compete with the Business as operated by the Buyer following the Closing Date (i) in the Medicaid marketplace in accordance with and to the extent provided in the Exclusive Subcontracting Agreement; and (ii) in the insurance company marketplace for a period of three years after the Closing Date.

                  (f) On the Closing Date, any and all covenants not to compete entered into by any of the Employees with HMS and/or the Seller, shall be assigned and transferred by HMS and/or the Seller, as appropriate, to the Buyer, and all rights of HMS and/or the Seller shall be terminated and extinguished, without any representation from HMS or the Seller as to their transferability or enforceability.

                             V. CONDITIONS PRECEDENT

         Section 5.01. Conditions Precedent to Obligations of Czajkowski, Donnelly and the Buyer. The obligations of Czajkowski, Donnelly and the Buyer under this Agreement are subject, at the option of Czajkowski, Donnelly and the Buyer, to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of HMS and the Seller contained in this Agreement or in any certificate or document delivered to the Buyer pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, and, unless the Closing Date shall occur on the date hereof, HMS and the Seller shall have delivered to the Buyer a certificate to such effect.

                  (b) Compliance with Covenants. Each of HMS and the Seller shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by either of them prior to the Closing Date, and, unless the Closing Date shall occur on the date hereof, HMS and the Seller shall have delivered to the Buyer a certificate to that effect.

                  (c) Opinions of Counsel for HMS and the Seller. The Buyer shall have received the favorable opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel for HMS and the Seller, dated the Closing Date, in form and substance satisfactory to the Buyer and its counsel, to the effect that:

                  (i) Each of HMS and the Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and Maryland, respectively, and each is licensed or qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a material adverse effect on its assets, financial condition or results of operations. HMS and the Seller each have all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.

                  (ii) The execution and delivery by HMS and the Seller of this Agreement and each of the Ancillary Agreements to which either is a party and the consummation by HMS and the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement and each Ancillary Agreement to which either HMS or the Seller is a party has been duly and validly executed and delivered and constitute the legal, valid and binding obligations of HMS and the Seller, enforceable against HMS and the Seller in accordance with their respective terms, except (A) as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, moratorium, reorganization or other similar laws relating to or affecting creditors' rights generally from time to time in effect, and (B) that such enforceability is subject to general principles of equity and to the discretion of the court before which any proceedings may be brought, regardless of whether at a proceeding in equity or law.

                  (iii) The execution and delivery by HMS and the Seller of this Agreement and each of the Ancillary Agreements to which either is a party and the performance by each of HMS and the Seller of its obligations hereunder and thereunder will not violate the Certificate of Incorporation or By-laws of either HMS or the Seller, or, to the best knowledge of such counsel, any judgment, award or decree or any indenture, agreement or other instrument to which HMS or the Seller is a party or by which HMS or the Seller or any of the properties or assets of HMS or the Seller is bound, or, to the best knowledge of such counsel, conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under, any such indenture, agreement or other instrument, except for restrictions on the assignability of any such agreement or other instrument listed or described on Schedule 3-A hereof and for which any required consent for assignment has not been obtained as of the Closing Date.

In rendering such opinion, counsel for HMS and the Seller shall be entitled to rely on certificates of fact by officers of HMS and the Seller and their subsidiaries and affiliates, and certificates of government officials.

                  (d) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or which would, if adversely decided, have a material adverse effect on the financial condition or operations of the Business, any of the Assets or the ability of HMS or the Seller, as the case may be, to perform its obligations under this Agreement or any of the Ancillary Agreements to which either is a party.

                  (e) Assignments of Contracts and Consents. The Seller and/or HMS, as appropriate, shall have obtained all the authorizations, consents, waivers and approvals required in connection with the Subcontracts relating to the Existing Medicaid Contracts with the states of Connecticut, Maryland, Ohio and New Jersey.

                  (f) Governmental Approvals. The Seller shall have obtained all the approvals, authorizations, consents or orders or actions of or filings with any court, administrative agency or other governmental authority required for the execution, delivery or performance of this Agreement or the Ancillary Agreements that are set forth on Schedule 3-A hereto.

                  (g) Ancillary Agreements. Each of HMS and the Seller shall have executed and delivered the Ancillary Agreements to which it is a party, and each such Ancillary Agreement shall be in full force and effect as of the Closing Date, assuming execution and delivery thereof by the other parties thereto.

                  (h) Estoppel Certificates. HMS shall have executed and delivered to the Buyer the completed Estoppel Certificates.

                  (i) Financing. The Buyer shall have arranged the Financing substantially on the terms contemplated by the commitment provided to the Seller, unless the failure to arrange the Financing was the result of a failure by Czajkowksi, Donnelly or the Buyer to perform any covenant or condition contained therein or herein or the inaccuracy of any representation or warranty of Czajkowksi, Donnelly or the Buyer.

                  (j) Supporting Documents. On or prior to the Closing Date, Buyer and its counsel shall have received copies of the following supporting documents:

                  (i) (A) copies of the Articles of Incorporation of the Seller, and all amendments thereto, certified as of a recent date by the Maryland State Department of Assessments and Taxation and (B) certificates of the Maryland State Department of Assessments and Taxation dated as of a recent date as to the due incorporation and good standing of the Seller;

                  (ii) a certificate of the Secretary or an Assistant Secretary of the Seller dated the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the By-laws of the Seller, as in effect on the date of the adoption of the resolutions referred to in clause (B) below and on the date of such certification; (B) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of the Seller, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; (C) that the Articles of Incorporation of the Seller has not been amended since the date of the certificate referred to in clause (A) of paragraph (i) above; and (D) the incumbency and specimen signature of each officer of the Seller executing this Agreement and the Ancillary Agreements and any certificate or instrument furnished pursuant hereto or thereto, and a certification by another officer of the Seller as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii); and

                  (iii) a certificate of the Secretary or an Assistant Secretary of HMS dated the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of HMS, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; and (B) the incumbency and specimen signature of each officer of HMS executing this Agreement and the Ancillary Agreements and any certificate or instrument furnished pursuant hereto or thereto, and a certification by another officer of HMS as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (iii); and

                  (iv) such additional supporting documents and other information with respect to the operations and affairs of the Seller and HMS, as appropriate, as the Buyer and its counsel may reasonably request.

                  (k) All Proceedings to Be Satisfactory. All corporate and other proceedings to be taken by HMS or the Seller in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  (l) Absence of Certain Changes or Events. Since June 30, 2001, except for the transactions contemplated hereby, the Seller shall not have suffered any material adverse change in assets, financial condition or results of operations.

         Section 5.02. Conditions Precedent to Obligations of HMS and the Seller. The obligations of HMS and the Seller under this Agreement are subject, at the option of HMS and the Seller, to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of Czajkowski, Donnelly and the Buyer contained in this Agreement or in any certificate or document delivered to the Seller pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, and, unless the Closing Date shall occur on the date hereof, Czajkowski, Donnelly and the Buyer shall have delivered to the Seller a certificate to such effect.

                  (b) Compliance with Covenants. Czajkowski, Donnelly and the Buyer shall have performed and complied in all material respects with all the respective terms, agreements, covenants and conditions of this Agreement to be performed or complied with by each of them at or prior to the Closing Date, and, unless the Closing Date shall occur on the date hereof, each of Czajkowski, Donnelly and the Buyer shall have delivered to the Seller a certificate to that effect.

                  (c) Opinion of Counsel for the Buyer. HMS and the Seller shall have received the favorable opinion of Davis & Campbell L.L.C., counsel for the Buyer, dated the Closing Date, in form and substance satisfactory to HMS and the Seller and their counsel, to the effect that:

                  (i) The Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and is, or will within a reasonable time after the Closing Date be, licensed or qualified to do business as a foreign limited liability company in each jurisdiction in which it is required to be so licensed or qualified with respect to the operations of the Buyer, except where the failure to be so licensed or qualified would not have a material adverse effect on the assets, financial condition or results of operations of the Buyer. The Buyer has all requisite power and authority to acquire, own, lease and operate the Assets to be conveyed to the Buyer, to conduct the Business, and to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.

                  (ii) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement and each of the Ancillary Agreements to which the Buyer is a party has been duly and validly executed and delivered and constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except (A) as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, moratorium, reorganization or other similar laws relating to or affecting creditors' rights generally from time to time in effect, and (B) that such enforceability is subject to general principles of equity and to the discretion of the court before which any proceedings may be brought, regardless of whether at a proceeding in equity or law.

                  (iii) The execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which it is a party and the performance by the Buyer of its respective obligations hereunder and thereunder will not violate the Certificate of Formation or Limited Liability Company Agreement of the Buyer or, to the best knowledge of such counsel, any judgment, award or decree or any indenture, agreement or other instrument to which the Buyer is a party or by which the Buyer or their properties or assets is bound, or, to the best knowledge of such counsel, conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under, any such indenture, agreement or other instrument.

In rendering such opinion, counsel for the Buyer shall be entitled to rely on certificates of fact by Czajkowski, Donnelly and officers of the Buyer and certificates of government officials.

                  (d) Supporting Documents. On or prior to the Closing Date, HMS and the Seller and their counsel shall have received copies of the following supporting documents:

                  (i) (A) copies of the Certificate of Formation of the Buyer, and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware, and (B) a certificate of the Secretary of State of the State of Delaware dated as of a recent date as to the due organization and good standing of the Buyer; and

                  (ii) a certificate of the President or other authorized person of the Buyer dated the Closing Date and certifying: (A) that attached thereto is a true and complete copy of the limited liability company operating agreement of the Buyer as in effect on the date of the adoption of the resolutions referred to in clause (B) below and on the date of such certification; (B) that attached thereto is a true and complete copy of the consents of members of the Buyer authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and that such consents are still in full force and effect and are all the consents executed in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; (C) that the Certificate of Formation of the Buyer has not been amended since the date of the certificate referred to in clause (A) of paragraph (i) above; and (D) the incumbency and specimen signature of each officer of the Buyer executing this Agreement and the Ancillary Agreements and any certificate or instrument furnished pursuant hereto and thereto, and a certification by another member, officer or authorized person of the Buyer as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii); and

                  (iii) such additional supporting documents and other information with respect to the operations and affairs of the Buyer as the Seller or its counsel may reasonably request.

                  (e) Ancillary Agreements. The Buyer shall have executed and delivered the Ancillary Agreements to which it is a party, and each such Ancillary Agreement shall be in full force and effect as of the Closing Date, assuming execution and delivery thereof by the other parties thereto.

                  (f) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby.

                  (g) Governmental Approvals. No approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority shall have been required for the execution and delivery, or shall be required for the performance, of this Agreement or the Ancillary Agreements, other than as shall have been obtained or completed on or prior to the Closing Date, except where failure to obtain such approval, authorization, consent or order would not have a material adverse effect on the financial condition or operations of the Business.

                  (h) All Proceedings to Be Satisfactory. All proceedings to be taken by Czajkowski, Donnelly and the Buyer in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to HMS and the Seller and their counsel, and HMS and the Seller and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                VI. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         Section 6.01. Survival of Representations. Subject to the terms and conditions of this Article VI as set forth below, all representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive for a period of twelve months following the Closing Date.

         Section 6.02. Statements as Representations. All representations and warranties contained herein, including, without limitation, in any Exhibit or Schedule attached hereto, or in any certificate delivered pursuant hereto, shall be deemed representations and warranties within the meaning of Section 6.01 hereof.

         Section 6.03. Indemnity. (a) Subject to the terms and conditions of this Article VI, HMS and the Seller hereby jointly and severally agree to indemnify, defend and hold the Buyer, its affiliates and subsidiaries and their respective members, directors, officers and employees, including Czajkowski and Donnelly (collectively, the "Buyer Indemnified Group"), harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any member of the Buyer Indemnified Group by reason of or resulting from:

                  (i) a breach of any representation or warranty of HMS or the Seller contained in or made pursuant to this Agreement or any Ancillary Agreement;

                  (ii) a breach of any covenant of HMS or the Seller contained in or made pursuant to this Agreement or any Ancillary Agreement, including, without limitation, those set forth in Sections 2.04, 4.01 and 4.03 hereof;

                  (iii) any and all liabilities or obligations of, or claims against, imposed on, or sought to be imposed on, HMS or the Seller (whether absolute, accrued, contingent or otherwise and whether a contractual, or any other type of liability, obligation or claim), now or hereinafter existing but other than the Assumed Liabilities; and

                  (iv) any liabilities or obligations (whether absolute, accrued, contingent or otherwise) in respect of (A) any of the actions, suits or proceedings or threatened actions, suits or proceedings described on Schedule 3-I hereof, or (B) any action, suit or proceeding commenced after the Closing Date to the extent based upon an event occurring or a claim arising prior to the Closing Date, except for any such event or claim of which Czajkowski or Donnelly had knowledge that was not communicated to HMS or the Seller prior to the Closing Date.

                  (b) Subject to the terms and conditions of this Article VI, the Buyer hereby agrees to indemnify, defend and hold HMS, the Seller and their respective directors, officers and employees (collectively, the "Seller Indemnified Group") harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by any member of the Seller Indemnified Group by reason of or resulting from:

                  (i) a breach of any representation or warranty of Czajkowski, Donnelly or the Buyer contained in or made pursuant to this Agreement; and

                  (ii) a breach of any covenant of Czajkowski, Donnelly or the Buyer contained in or made pursuant to this Agreement; and

                  (iii) the failure of the Buyer to pay, perform and discharge when due any of the Assumed Liabilities.

                  (c) Subject to the terms and conditions of this Article VI, Czajkowski and Donnelly jointly and severally hereby agree to indemnify, defend and hold the Seller Indemnified Group harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by any member of the Seller Indemnified Group by reason of or resulting from:

                  (i) a breach of any representation or warranty of Czajkowski or Donnelly set forth in Section 3.03 hereof; and

                  (ii) a breach of any covenant of Czajkowski, Donnelly or the Buyer set forth in Sections 2.04, 4.02 or 4.03 hereof.

                  (d) The obligation of HMS and the Seller to indemnify the Buyer Indemnified Group under Section 6.03(a)(i) shall terminate and be of no further force and effect in respect of claims asserted more than twelve months after the Closing Date.

                  (e) The obligation of Czajkowski, Donnelly and the Buyer to indemnify the Seller Indemnified Group under Sections 6.03(b)(i) and 6.03(c)(i) shall terminate and be of no further force and effect in respect of claims asserted more than twelve months after the Closing Date.

                  (f) Any indemnification obligations payable hereunder shall be offset by any applicable insurance or other reimbursement payments received or Tax benefits realized by the Buyer Indemnified Group or the Seller Indemnified Group, as the case may be, with respect to such obligation.

         Section 6.04. Limitations on Indemnity. Notwithstanding anything in this Article VI to the contrary, (i) the aggregate liability of HMS and the Seller pursuant to Section 6.03(a)(i) hereof shall not exceed $3,200,000; (ii) the aggregate liability of the Buyer pursuant to Section 6.03(b)(i) hereof and of Czajkowski and Donnelly pursuant to Section 6.03(c)(i) hereof shall not exceed $400,000; (iii) neither HMS nor the Seller shall be obligated to indemnify Czajkowski, Donnelly or the Buyer and hold them harmless against Damages caused by a breach of any representation or warranty of HMS or the Seller covered by Section 6.03(a)(i) hereof unless the aggregate amount of such Damages to Czajkowski, Donnelly or the Buyer shall exceed $50,000, and (iv) Czajkowski, Donnelly and the Buyer shall not be obligated to indemnify HMS or the Seller and hold them harmless against Damages caused by a breach of any representation or warranty of Czajkowski, Donnelly or the Buyer covered by
Section 6.03(b)(i) hereof unless the aggregate amount of such Damages to HMS or the Seller shall exceed $50,000; it being understood and agreed by the parties hereto that any claim or claims for indemnification that alone or in the aggregate exceed the $50,000 threshold amount referred to above may be brought by any party, but only the amount of such claims in excess of such threshold amount shall be owed under Article VI hereof, the threshold amount being intended to be deducted from the aggregate amount of claims for indemnification hereunder.

         Section 6.05. Conditions of Indemnification. The respective obligations and liabilities of HMS and the Seller and Czajkowski, Donnelly and the Buyer (the "indemnifying party") to the Buyer Indemnified Parties and the Seller Indemnified Parties, respectively (the "party to be indemnified"), under Section
6.03 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                  (a) within 20 days after receipt of notice of commencement of any action or the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, or, if applicable, a summary of such assertion, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;

                  (b) in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. In any event, the indemnifying party shall be given at least 15 days prior written notice to the effectiveness of any such proposed settlement or compromise;

                  (c) anything in this Section 6.05 to the contrary notwithstanding (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnifying party other than as a result of money damages or other money payments, the indemnifying party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnifying party shall not, without the prior written consent of the party to be indemnified, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the party to be indemnified a release from all liability in respect of such claim; and

                  (d) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

         Section 6.06. Certain Information. The Buyer and the Seller agree to furnish or cause to be furnished to each other (at reasonable times and at the expense of the party requesting such information) upon request as promptly as practicable such information (including access to books and records) and assistance as is reasonably necessary for the preparation, review and audit of financial statements, the preparation, review, audit and filing of any Tax return, the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Information needed by the Buyer or the Seller to calculate any relevant Tax matter or liability that does not appear on returns to which it has access may be provided by a letter from a firm of independent certified public accountants.

         Section 6.07. Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any rights to injunctive relief or the seeking of any other equitable remedies against any other party hereto, provided, however, that the remedies for monetary damages provided herein shall be exclusive and shall preclude assertion by any party hereto of any other rights for monetary damages.

                  VII. OTHER TRANSACTIONS SUBSEQUENT TO CLOSING

         Section 7.01. Further Assurances. At any time and from time to time on and after the Closing Date:

                  (i) HMS and the Seller, as appropriate, shall, at the request of the Buyer and at the Seller's expense, deliver or cause to be delivered to the Buyer any records, documents and data possessed by the Seller and not previously delivered to the Buyer to which the Buyer is entitled pursuant to Section 1.01(a) hereof;

                  (ii) HMS and the Seller, as appropriate, shall, at the request of the Buyer, execute and deliver or cause to be executed and delivered all such deeds, assignments, consents, documents and further instruments of transfer and conveyance, and take or cause to be taken all such other actions, as the Buyer may reasonably deem necessary or desirable in order to fully and effectively vest in the Buyer, or to confirm the Buyer's title to and possession of, the Assets or to assist the Buyer in exercising rights with respect thereto which the Buyer is entitled to exercise pursuant to the terms of this Agreement;

                  (iii) HMS and the Seller shall cooperate, and cause their accountants to cooperate, with the Buyer in the preparation of any post-closing balance sheets or other financial statements to be prepared in connection with the transactions contemplated by this Agreement; and

                  (iv) the Buyer shall, at the Seller's expense, execute and deliver or cause to be executed and delivered such further instruments and take or cause to be taken such further actions as the Seller may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.

         Section 7.02. Inspection and Preservation of Records, Etc. (a) On and after the Closing Date, the Buyer shall permit the Seller or its representatives and agents at reasonable times during business hours to inspect all the files, books, records and accounts held by the Buyer, as well as access to, and the cooperation of, any employee having knowledge of the information therein contained, if such inspection, access and cooperation are reasonably necessary for the defense by the Seller of any litigation relating to the Business prior to the Closing Date.

                  (b) The Buyer shall not dispose of any business records for as long as the applicable Tax statute of limitations remains open, provided that, after such time, the Buyer shall give the Seller written notice of its intention to dispose of any part thereof, specifying the items to be disposed of in reasonable detail, and Buyer shall not dispose of any such items for at least 70 days following receipt of such notice by the Seller. The Seller may, within a period of 60 days from receipt of any such notice, notify the Buyer of its desire to retain one or more of the items to be disposed of. The Buyer shall, upon receipt of such a notice from the Seller, deliver to the Seller, at the Seller's expense, the items specified therein. Anything in this Section 7.02 to the contrary notwithstanding, except as may be required by applicable law or the express provisions of this Agreement (subject to provisions reasonably requested by the Buyer to prevent nondisclosure), the Buyer shall not be required to deliver to the Seller any proprietary information unless the Buyer has received reasonable assurances from the Seller that the Seller will maintain the confidential and proprietary nature of any such information.

         Section 7.03. Certain Tax Matters. (a) All transfer, documentary, sales, use, recording, filing, stamp and other similar transaction Taxes or fees ("Transaction Taxes") imposed upon or incurred by either of the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be borne solely by the Buyer.

HMS, the Seller and the Buyer agree to cooperate in any endeavor to effect a reduction in any such Transaction Taxes.

                  (b) The Buyer shall be responsible for and shall pay any and all Taxes with respect to the Assets and the Business relating to all periods
(i) commencing prior to and ending on or after the Effective Date, and (ii) commencing after the Effective Date; it being understood and agreed that, notwithstanding the foregoing, in the case of any and all Taxes with respect to the Assets and the operations of the Seller, Buyer shall be responsible for and shall pay only the portion of any and all such Taxes relating to any Tax period (or portion thereof) commencing at or after the Effective Date. The portion of such Taxes relating to any Tax period (or portion thereof) shall be determined based upon a closing of the books with respect to the Assets and the operations of the Seller at the Effective Date.

                  (c) For all federal, state, local and foreign income and franchise Tax purposes, the Buyer and the Seller agree to allocate the consideration described in Sections 2.02, 2.04 and 2.05 hereof among the Assets in the manner specified in Schedule 7-A hereto. After the Closing Date, the Seller and the Buyer shall act in accordance with such allocation statements and other similar forms in the filing of all Tax returns (including, without limitation, filing Form 8594 Asset Acquisition Statement of Allocation in the form attached as Schedule 7-B hereto with its Federal income tax return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating hereto. If any federal, state, local or foreign taxing authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the allocation.

         Section 7.04. Use of Names. The Buyer shall have the royalty-free right to use any materials used by the Seller that bear the name "Health Management Systems, Inc" or any derivatives thereof if such materials (i) were included in the Assets or (ii) were contracted for by the Seller prior to the Closing Date; provided, however, that such right shall expire three months after the Closing Date, and further provided that the Buyer's use of such materials is not misleading to third parties such that they believe that the Seller continues to be responsible for the Business after the Closing Date.

                                VIII. TERMINATION

         Section 8.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by the Buyer, if the conditions set forth in Section 5.01 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been waived, cured or eliminated (or by its nature cannot be cured or eliminated) by the Seller on or before August 31, 2001; or

                  (b) by the Seller, if the conditions set forth in Section 5.02 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been waived, cured or eliminated (or by its nature cannot be cured or eliminated) by the Buyer on or before August 31, 2001; or

                  (c) by the Buyer or the Seller, in the event the Closing Date has not occurred on or prior to the close of business on August 31, 2001 or such later date as the parties hereto may agree in writing (unless such event has been caused by the breach of this Agreement by the party seeking such termination).

         Section 8.02. Effect of Termination. In the event of the termination of this Agreement, whether pursuant to Section 8.01 hereof or otherwise, this Agreement shall thereafter become void and have no effect, and neither party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except as provided in Sections 9.02 and 9.03 hereof or pursuant to Paragraph 7 of the Confidentiality Agreement, except that nothing herein shall relieve any party from liability for any willful breach hereof.

                                IX. MISCELLANEOUS

         Section 9.01. Bulk Transfer Laws. Subject to the provisions of Section
6.03 hereof, the Buyer hereby waives compliance by the Seller with any applicable bulk transfer laws, including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, and all bulk sales tax provisions in all states, with respect to the transactions contemplated hereby, and the Seller hereby agrees to indemnify the Buyer and to hold the Buyer harmless from and against any Damages asserted by any creditor of the Seller against the Buyer for non-compliance by the Seller or the Buyer with bulk transfer laws and bulk sales tax provisions that may be applicable to the sale or transfer of the Assets hereunder, except to the extent Buyer would be otherwise liable for such amounts pursuant to the terms of this Agreement.

         Section 9.02. Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, HMS and the Seller, on the one hand, and Czajkowski, Donnelly and the Buyer, on the other hand, shall not have any obligation to pay any of the fees and expenses of the other party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts. HMS and the Seller, on the one hand, and Czajkowski, Donnelly and the Buyer, on the other hand, will indemnify the other and hold the other harmless from and against any claims for finder's fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

         Section 9.03. Publicity. Neither Czajkowski, Donnelly or the Buyer shall publish any public announcement, statement or interview (in each case whether oral or written) regarding the transactions contemplated hereby, unless HMS agrees to such announcement in advance in writing. Nothing contained herein shall prevent the Buyer from at any time furnishing any information to any government authority or from disclosing any information required by law, provided that the disclosing party provides prior written notice to HMS of its intention to disclose such information.

         Section 9.04. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 9.05. Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered by hand or by national overnight courier service or mailed by registered or certified mail (postage prepaid), or by facsimile confirmed by registered or certified mail (postage prepaid), addressed as follows:

                  If to HMS or the Seller, to:

                           Health Management Systems, Inc..
                           401 Park Avenue South
                           New York, NY 10016

                           Attention:       Mr. William Miller
                           Facsimile:       (212) 857-5973

                  with a copy to:

                           Reboul, MacMurray, Hewitt, Maynard & Kristol
                           45 Rockefeller Plaza

                           New York, NY 10111

                           Attention:       Robert A. Schwed, Esq.
                           Facsimile:       (212) 841-5725

                  If to Czajkowski, Donnelly or the Buyer, to:

                           c/o CDR Associates, L.L.C.
                           9690 Deereco Road, Suite 300
                           Timonium, Maryland 21093

                           Attention:       Jeffrey R. Donnelly
                           Facsimile:       (410) 561-7070

                  with a copy of all notices to Czajkowski or Donnelly to:

                           Ballard Spahr Andrews & Ingersoll, LLP
                           300 East Lombard Street
                           Baltimore, MD 21202

                           Attention:       Susan L. Spence, Esq.
                           Facsimile:       (410) 528-5650

                  and a copy of all notices to the Buyer to:

                           Davis & Campbell, L.L.C.
                           401 Main Street
                           Suite 1600
                           Peoria, Illinois 61602-1241

                           Attention:       Robert J. Coletta, Esq.
                           Facsimile:       (309) 673-1690


or such other address or addresses as the Seller, on the one hand, or Buyer, on the other hand, shall have designated by notice to the other in writing.

         Section 9.06. Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by HMS, the Seller, Czajkowski, Donnelly and the Buyer.

         Section 9.07. Entire Agreement. This Agreement, its Exhibits and Schedules including, without limitation, the Ancillary Agreements and the documents executed on the Closing Date in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not embodied in this Agreement or such other documents, and neither HMS and the Seller, on the one hand, nor Czajkowski, Donnelly and the Buyer, on the other hand, shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

         Section 9.08. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         Section 9.09. Binding Effect Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 9.10. Assignability. Neither Czajkowski, Donnelly nor the Buyer shall assign this Agreement nor any of their rights hereunder without the prior written consent of HMS. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

         Section 9.11. Limited Purpose. HMS, the Seller and the Buyer acknowledge and agree that Donnelly and Czajkowski are executing this Agreement solely for the purpose of giving the representations and warranties contained in
Section 3.03 hereof, making the covenants and agreements set forth in Sections 4.02, 4.03(c) and 4.03(e) hereof, providing the limited indemnity set forth in
Section 6.03(c) hereof, as limited by Section 6.04 hereof, and for no other purpose. Except as set forth in Sections 3.03 and 6.03(c), as limited by Section
6.04 hereof, neither Donnelly nor Czajkowski have any liability hereunder.

                  IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of HMS, the Seller and the Buyer and, for the limited purpose set forth in Section 9.11 hereof, by Donnelly and Czajkowski, as of the date first above written.

                                   HEALTH MANAGEMENT SYSTEMS, INC. ("HMS")


                                   By   /s/  Robert M. Holster
                                        Name: Robert M. Holster
                                        Title:   President



                                   CDR ASSOCIATES, INC. (the "Seller")



                                   By   /s/  Robert M. Holster
                                        Name: Robert M. Holster
                                        Title:   President


                                   CDR ASSOCIATES, L.L.C. (the "Buyer")



                                   By   /s/ Jeffrey R. Donnelly
                                        Name: Jeffrey R. Donnelly
                                        Title:   President




                                        /s/ Joseph H. Czajkowski
                                        Joseph H. Czajkowski




                                        /s/ Jeffrey R. Donnelly
                                        Jeffrey R. Donnelly